                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1992       1993      1994      1995        1996      9/30/97
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 84,177   $ 80,472   $ 75,815  $ 80,777    $ 82,082    $ 80,771
   Interest on Other Long-term Debt. . . . . . . .   17,986     16,846     16,415    16,404      18,025      26,363
   Interest on Short-term Debt . . . . . . . . . .    1,792      1,615      3,366     5,119       3,639       3,607
   Miscellaneous Interest Charges. . . . . . . . .    2,617      2,954      3,913     5,323       7,327       6,559
   Estimated Interest Element in Lease Rentals . .    6,700      7,900      7,700     7,000       6,600       6,600
        Total Fixed Charges. . . . . . . . . . . . $113,272   $109,787   $107,209  $114,623    $117,673    $123,900

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $131,419   $125,132   $102,345  $115,900    $133,689    $113,935
   Plus Federal Income Taxes . . . . . . . . . . .   46,017     51,681     39,599    53,355      65,801      54,738
   Plus State Income Taxes . . . . . . . . . . . .    2,649      8,887      5,910     7,273      10,180      11,217
   Plus Fixed Charges (as above) . . . . . . . . .  113,272    109,787    107,209   114,623     117,673     123,900
        Total Earnings . . . . . . . . . . . . . . $293,357   $295,487   $255,063  $291,151    $327,343    $303,790

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.58       2.69       2.37      2.54        2.78        2.45